Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Washington Real Estate Investment Trust for the registration of its common shares of beneficial interest, preferred shares of beneficial interest, warrants to purchase common shares, and unsecured senior or subordinated debt securities and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust, Washington Real Estate Investment Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
August 23, 2006